Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
The following is a list of all subsidiaries of the Registrant.

Jurisdiction of
Name	Incorporation

Nathaniel Energy Oklahoma Holdings Corporation	Oklahoma
Cleanergy, Inc.	Delaware